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                                                                     EXHIBIT 2.1

                         AMENDMENT TO RIGHTS AGREEMENT

     THIS AMENDMENT ("Amendment") is being entered into as of June 28, 2000 between UTILX CORPORATION, a Delaware corporation (the "Company") and AMERICAN STOCK TRANSFER & TRUST COMPANY, as rights agent (the "Rights Agent").

     The Company and the Rights Agent are parties to a Rights Agreement dated as of November 6, 1998 (the "Rights Agreement"). Pursuant to Section 26 of the Rights Agreement, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement (subject only to the enumerated provisions of Section 26) without the approval of any holders of the Rights (as defined in the Rights Agreement). The Company now desires to supplement and amend the Rights Agreement as set forth in this Amendment.

     NOW THEREFORE, in consideration of the premises and the mutual agreement herein set forth, the parties hereby agree as follows:

     1. ADDITION OF NEW SECTION 2A. A new Section 2A shall be and is hereby added to the Rights Agreement, reading in its entirety as follows:

     2A.  MERGER WITH MERGER SUBSIDIARY.

     The Company, InfrastruX Group, Inc., a Washington corporation (the "Parent") and InfrastruX Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (the "Merger Subsidiary") have entered into an Agreement and Plan of Merger, dated as of June 28, 2000, as it may be amended from time to time (the "Merger Agreement"), pursuant to which the Merger Subsidiary shall merge with and into the Company, subject to the terms and on the conditions set forth in such Merger Agreement.

     Notwithstanding anything in this Rights Agreement to the contrary, neither Parent nor any of its existing or future Affiliates or Associates, including but not limited to Merger Subsidiary and Puget Sound Energy, Inc., a Washington corporation, shall be deemed to be an Acquiring Person solely by virtue of (i) the execution of the Merger Agreement; (ii) the acquisition of Common Stock or other capital stock of the Company pursuant to the Merger Agreement, including without limitation pursuant to a tender offer, or the consummation of the Merger (as defined in the Merger Agreement), or (iii) the consummation of the other transactions contemplated by the Merger Agreement. (The events described in clauses (i) through (iii) of the preceding sentence are referred to herein as the "Approved Transaction Events"). Accordingly, and notwithstanding anything in this Rights Agreement to the contrary, the Approved Transaction Events shall not constitute or be deemed to constitute events giving rise to the occurrence of a Shares Acquisition Date or a Distribution Date as defined in this Rights Agreement. Such Approved Transaction Events shall not therefore be deemed to be events that cause the Rights to become exercisable, or subject to any adjustment, pursuant to the terms of this Rights Agreement.

     Notwithstanding anything in this Rights Agreement to the contrary, if the Merger Agreement shall be terminated for any reason, then this Section 2A shall be deemed repealed and deleted without any further action on the part of the Company or the Rights Agent.

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     3.   EFFECTIVENESS.  This amendment shall be deemed effective as of the date first above written, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     4. MISCELLANEOUS. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within the State of Delaware without giving effect to the principles of conflict of laws thereof. This amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first set forth above.

                                       UTILX CORPORATION


                                       By:  /s/  William M. Weisfield
                                           -----------------------------------
                                           William M. Weisfield, President and
                                           Chief Executive Officer


                                       AMERICAN STOCK TRANSFER & TRUST COMPANY


                                       By:  /s/ Herbert J. Lemmer
                                           -----------------------------------


                                            Herbert J. Lemmer
                                       ---------------------------------------
                                       NAME

                                            Vice President
                                       ---------------------------------------
                                       TITLE

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